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                                      FILED PURSUANT TO RULE 424(b)(3) FORM S-3;
                                                   COMMISSION FILE NO. 333-49301

              THIRD PROSPECTUS SUPPLEMENT (DATED OCTOBER 12, 1999)
                TO AFFILIATED COMPUTER SERVICES, INC. PROSPECTUS
                               DATED MAY 13, 1998

         Referring to the Affiliated Computer Services, Inc. prospectus dated May 13, 1998, the table in the section entitled "Selling Securityholders" on pages 11-12 is hereby supplemented effective as of October 12, 1999 with the following information regarding additional named holders of the 4% Convertible Subordinated Notes due March 15, 2005 that were not named in such earlier table included in the May 13, 1998 prospectus or in the other prospectus supplements issued after May 13, 1998 but prior to this one (defined terms used herein but not otherwise defined herein shall have the same definitions as used in the May 13 prospectus):



                                                                                     PRINCIPAL                           CLASS A
                                                                                     AMOUNT OF         CLASS A           COMMON
                                                                   PRINCIPAL           NOTES           COMMON            STOCK
                NAME OF SELLING                                    AMOUNT OF          OFFERED           STOCK           OFFERED
                 SECURITYHOLDER                                   NOTES OWNED         HEREBY           OWNED(1)         HEREBY(2)
----------------------------------------------------------------------------------------------------------------------------------
Atlas Assets, Inc. for the Atlas Growth &
    Income Fund ............................................        1,000,000        1,000,000           23,433           23,443
Christian Science Trustees for Gifts and
    Endowments .............................................          140,000          140,000            3,282            3,282
Declaration of Trust for Defined Benefit Plans
    Of ZENECA Holdings, Inc. ...............................          355,000          355,000            8,322            8,322
First Church of Christ Scientist - Endowment ...............          150,000          150,000            3,516            3,516
Goldman, Sachs & Co. .......................................        7,500,000        7,500,000          175,824          175,824
Lipper Offshore Convertibles, L.P. .........................        1,000,000        1,000,000           23,443           23,443
McMahan Securities Company, L.P. ...........................            4,000            4,000               93               93
The TCW Group, Inc. ........................................        8,170,000        8,170,000          191,530          191,530
Thermo Electron Balanced Investment Fund ...................          580,000          580,000           13,597           13,597
Previously included in May 13 prospectus or
    other supplements, adjusted for transfers
    for which notifications have been given ................      211,101,000      211,101,000        5,121,286        5,121,286

Unnamed holders of Notes or any future
  transferees, pledgees, donees, or successors of or
  from any such unnamed holder(3) ..........................              -0-              -0-              -0-              -0-
                                                               --------------   --------------   --------------   --------------
     TOTAL .................................................   $  230,000,000   $  230,000,000        5,391,936        5,391,936

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(1)      Includes the shares of Class A common Stock into which the Notes held by such Selling Securityholder are convertible at the initial conversion rate. The Conversion Rate and the number of shares of Class A Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights" in the May 13 prospectus. Accordingly, the number of shares of Class A Common Stock issuable upon conversion of the Notes may increase or decrease from time to time.

(2) Assumes conversion into Class A Common Stock of the full amount of Notes held by the Selling Securityholder at the initial conversion rate and the offering of such shares by such Selling








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         Securityholder pursuant to the registration statement of which this prospectus forms a part. The Conversion Rate and the number of shares of Class A Common Stock issuable upon conversion of the Notes is subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." Accordingly, the number of shares of Class A Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any.

(3) No such holder may offer Notes pursuant to the registration statement of which this prospectus forms a part until such holder is included as a Selling Securityholder in a supplement to this prospectus in accordance with the Registration Rights Agreement.